Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re JAVO BEVERAGE COMPANY, INC.,1 Debtor.	) ) ) ) ) )	Chapter 11 Case No. 11-10212 (BLS) Re: Docket No. 161

FINDINGS OF FACT, CONCLUSIONS OF LAW, AND ORDER CONFIRMING
FIRST AMENDED PLAN OF REORGANIZATION OF
JAVO BEVERAGE COMPANY, INC.

RECITALS

A.           On January 24, 2011 (the “Petition Date”), Javo Beverage Company, Inc. (the “Debtor”) filed a voluntary petition for relief under chapter 11 (the “Reorganization Case”) of title 11 of the United States Code (the “Bankruptcy Code”) with this Court 2.
B.           Since the Petition Date, the Debtor has continued to operate its business and manage its property as a debtor in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.
C.           No trustee or examiner has been appointed in this Reorganization Case.
D.           On February 4, 2011, the United States Trustee appointed Mitsui Foods, Inc., Roger Levander and Janice H. Baker as members of the Official Committee of Unsecured Creditors (the “Creditors’ Committee”) in this case.

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1	The last four digits of Debtor’s federal tax identification number are 4292. Debtor’s mailing address and corporate headquarters is 1311 Specialty Drive, Vista, California 92081.

2
Capitalized terms not defined herein shall have the meanings ascribed to in the Plan, and if not found in the Plan shall have the meanings ascribed to such terms in the Bankruptcy Code or the Bankruptcy Rules.

E.           On February 9, 2011, the Debtor filed, among other things, (i) the Plan of Reorganization of Javo Beverage Company, Inc. [Docket No. 86] (as amended on March 15, 2011 [Docket No. 161] and as may be further amended, supplemented, or otherwise modified from time to time, the “Plan”)3 and (ii) a disclosure statement with respect to the Plan [Docket No. 87] (as amended on March 15, 2011 [Docket No. 163], the “Disclosure Statement”). A true and correct copy of the Plan is attached hereto as Exhibit A.
F.           On February 11, 2011, this Court entered the Order (1) Establishing Bar Dates for Filing Proofs of Claim, (II) Approving Proof of Claim Form, Bar Date Notices and Mailing and Publication Procedures, (III) Implementing Uniform Procedures Regarding 503(b)(9) Claims, and (IV) Providing Certain Supplemental Relief which, among other things, established March 24, 2011 as the date by which all Entities other than Governmental Units had to file proofs of Claims against the Debtor  [Docket No. 99], (the “Bar Date Order”). Pursuant to the Bar Date Order, all nongovernmental creditors who hold and assert a prepetition claim against the Debtor were required to file a proof of claim so that it was received by the Claims and Noticing Agent on or before March 24, 2011 at 5:00 p.m. (PT) (the “Bar Date”).
G.           On February 18, 2011, the Debtor filed its schedules of assets and liabilities and statement of financial affairs [Docket No. 111].
H.           On February 22, 2011, pursuant to the noticing procedures approved by the Bar Date Order and as set forth in more detail in the Affidavit of Service [Docket No. 125]  the Debtor’s claims and noticing agent caused to be served on those parties listed on the exhibits to the Affidavit of Service copies of the court-approved Bar Date notice and proof of claim forms.
I.           On March 17, 2011, after due notice and a hearing, this Court entered an Order [Docket No. 171] (the “Disclosure Statement Order”) that, among other things, (i) approved the Disclosure Statement as containing adequate information, (ii) fixed a voting record date, (iii) approved the solicitation packages (the “Solicitation Packages”) and procedures for distribution thereof, (iv) approved the forms of ballots (the “Ballots”) and established procedures for voting on the Plan, (v) scheduled a hearing to consider confirmation of the Plan (the “Confirmation Hearing”) and (vi) established notice and objection procedures in respect of confirmation, including a form of confirmation hearing notice (the “Confirmation Hearing Notice”).
J.           On March 18, 2011, Marc Javo LLC, Marc Javo II LLC, Marc Javo III LLC and Marc Javo IV LLC (collectively, “Marc”) filed proofs of claim, Claim Nos. 80 through 83 (collectively, “Marc Claims”).
K.           On March 24, 2011, the Solicitation Packages and Confirmation Hearing Notice were transmitted and served in compliance with the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), and the Disclosure Statement Order, as evidenced by the affidavit and declaration of service filed on the docket of the Reorganization Case [Docket No. 205] (the “Solicitation and Confirmation Service Affidavit”).
L.           As evidenced by the Affidavit of Publication of Albert Fox of the Wall Street Journal filed with the Court on March 30, 2011 [Docket No. 204] (the “Publication Affidavit”), the Debtor caused notice of, inter alia, the Confirmation Hearing, the Record Date, the Voting Deadline and the Objection Deadline to be published in the national edition of the Wall Street Journal on March 28, 2011.

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3 Unless otherwise specified, capitalized terms and phrases used herein have the meanings ascribed to such terms in the Plan.

M.           In accordance with the terms of the Disclosure Statement Order and the Plan, on April 11, 2011 the Debtor filed a notice of its intent, pursuant to the Plan, to assume certain Executory Contracts and Unexpired Leases [Docket No. 214] (the “Assumption Notice”).  The Assumption Notice was transmitted and served in compliance with the Bankruptcy Code, the Bankruptcy Rules, and the Disclosure Statement Order, as evidenced by the affidavit and declaration of service filed on the docket of the Reorganization Case [Docket No. 218] (the “Assumption Service Affidavit,” and collectively with the Solicitation and Confirmation Service Affidavit, the “Service Affidavits”).
N.           On April 12, 2011, the Debtor filed a plan supplement (the “Plan Supplement”) [Docket No. 216] and served the Plan Supplement on all parties entitled to vote on the Plan and other interested parties [Docket No. 220].
O.           On April 25, 2011, the Debtor’s claims, noticing and balloting agent filed the Declaration Of Evan Gershbein Regarding Tabulation Of Ballots With Respect To Vote On First Amended Plan Of Reorganization Of Javo Beverage Company, Inc. [Docket No. 231] (the “Voting Report”), attesting and certifying the method and results of the Ballot tabulation for the Classes of Claims entitled to vote to accept or reject the Plan.  As evidenced by the Voting Report, Ballots were tabulated in compliance with the Bankruptcy Code, the Bankruptcy Rules, and the Disclosure Statement Order.
P.           On April 25, 2011, the Debtor filed the Debtor’s Memorandum of Law in Support of Confirmation of the First Amended Plan Of Reorganization of Javo Beverage Company, Inc.  [Docket No. 233]  (the “Confirmation MOL”) and Declaration of Richard A. Gartrell in Support of Confirmation of the First Amended Plan Of Reorganization of Javo Beverage Company, Inc. [Docket No. 234] (“Gartrell Declaration”).
Q.           The Disclosure Statement Order established April 21, 2011 at 4:00 p.m. (prevailing Eastern time) as the deadline to object to confirmation of the Plan (the “Confirmation Objection Deadline”).  No objections to confirmation of the Plan were timely filed.
R.           The Confirmation Hearing was held before this Court on April 28, 2011 at 11:00 a.m. (prevailing Eastern time).
NOW, THEREFORE, this Court having reviewed and considered the Disclosure Statement, the Plan, the Plan Supplement and the documents contained therein, the Service Affidavits, the Publication Affidavit, the Voting Report,  the Confirmation MOL and the Gartrell Declaration; this Court having heard the statements of counsel in support of and opposition to confirmation of the Plan at the Confirmation Hearing; this Court having considered all testimony presented and evidence admitted at the Confirmation Hearing; this Court having taken judicial notice of the papers and pleadings on file in this Reorganization Case; it appearing to this Court that notice of the Confirmation Hearing was adequate, sufficient, and appropriate as to all parties to be affected by the Plan and the transactions contemplated thereby and the legal and factual bases presented at the Confirmation Hearing establish just cause for the relief granted herein; and after due deliberation thereon, and good cause appearing therefor, this Court hereby FINDS, DETERMINES, AND CONCLUDES that:
A.          Findings of Fact and Conclusions of Law.
The findings of fact and the conclusions of law stated in this Confirmation Order shall constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to the proceeding by Bankruptcy Rule 9014.  To the extent any finding shall be determined to be a conclusion of law, it shall be so deemed, and to the extent any conclusion of law shall be determined to be a finding of fact, it shall be so deemed.

B.          Exclusive Jurisdiction and Venue.
This Court has jurisdiction over this Reorganization Case pursuant to 28 U.S.C. §§ 157 and 1334.  Venue in the United States Bankruptcy Court for the District of Delaware was proper as of the Petition Date and continues to be proper.  Confirmation of the Plan is a core proceeding under 28 U.S.C. § 157(b)(2), and this Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed.  The statutory predicates for the confirmation of the Plan are sections 105(a), 365, 503, 507, 1123, 1129, 1142 and 1146(a) of the Bankruptcy Code, as supplemented by Bankruptcy Rules 2002, 6006(a), (c) and (d), 9007 and 9014.
C.          Judicial Notice.
This Court takes judicial notice of (and deems admitted into evidence for purposes of confirmation of the Plan) the docket of this Reorganization Case maintained by the Clerk of the Court or its duly appointed agent, including, without limitation, all pleadings and other documents filed, all orders entered, and all evidence and arguments made, proffered, or adduced at, the hearings held before this Court during the pendency of the Reorganization Case.  Any resolutions of objections to Confirmation explained on the record at the Confirmation Hearing, if any, are hereby incorporated by reference. All unresolved objections, statements, and purported reservations of rights are overruled on the merits.
D.          Notice.
As evidenced by the Service Affidavits and the Publication Affidavit, due, adequate, timely, and sufficient notice of the Disclosure Statement, Plan, Plan Supplement, and Confirmation Hearing, together with all deadlines for voting on or objecting have been given to, inter alia, (a) all known holders of Claims and Interests, (b) parties that requested notice in accordance with Bankruptcy Rule 2002, (c) all counterparties to Unexpired Leases and Executory Contracts, and (d) all taxing authorities listed on the Debtor’s Schedule of Assets and Liabilities or claims register, in substantial compliance with the Disclosure Statement Order and Bankruptcy Rules 2002(b), 3017, and 3020(b), and no other or further notice is or shall be required.
E.          Solicitation.
Votes for acceptance or rejection of the Plan were solicited and tabulated  in good faith and such solicitation complied with sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3017 and 3018, all other applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Disclosure Statement Order, and all other applicable rules, laws, and regulations.  The transmittal and service of the Solicitation Packages, including the Ballots, were adequate and sufficient.  All procedures used to distribute solicitation materials to holders of Claims  were fair and conducted in accordance with the Disclosure Statement Order, the Bankruptcy Code, the Bankruptcy Rules, the local rules of this Court and all other applicable rules, laws, regulations and orders.
F.          Plan Supplement.
The Plan Supplement complies with the terms of the Plan, and the filing and notice of such documents was in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the Disclosure Statement Order, and no other or further notice is or shall be required.  The Debtor is authorized to modify the Plan Supplement following the entry of the Confirmation Order as necessary to comply with the terms of the Plan and this Order.
G.          Plan Modification
The Plan is hereby deemed modified pursuant to Section 1127(a) of the Bankruptcy Code and section 14.1 of the Plan to reflect the following  modifications (the “Plan Modifications”):
(i) Section 9.8, Exculpation shall be amended by adding the word “post-petition” before “act or omission” in the seventh line of that section; and
(ii) Section 14.1, Plan Modification, shall be amended by adding the phrase “do not cause the Plan to fail the requirements of sections 1122 and 1123 of the Bankruptcy Code,”  in the ninth line of that section after “provided that such modification or amendments are non-material,”.

None of these Plan Modifications adversely affects the treatment of any Claim or Interest under the Plan.  Disclosure of the Plan Modifications on the record at the Confirmation Hearing constitutes due and sufficient notice thereof.  Accordingly, pursuant to section 1127(a) of the Bankruptcy Code and Bankruptcy Rule 3019, none of these modifications requires additional disclosure under section 1125 of the Bankruptcy Code or resolicitation of votes under section 1126 of the Bankruptcy Code, nor do they require that holders of Claims or Interests be afforded an opportunity to change previously cast acceptances or rejections of the Plan.  The Plan as modified by this Order shall constitute the Plan submitted for Confirmation by the Court.
H.          Deemed Acceptance of Plan as Modified.
In accordance with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, all holders of Claims who voted to accept the Plan or who are conclusively presumed to have accepted the Plan are deemed to have accepted the Plan as modified by the Plan Modifications.  No holder of a Claim shall be permitted to change its vote as a consequence of the Plan Modifications.
I.          Marc Claims.
Pursuant to the proofs of claim filed by Marc prior to the Bar Date, the Marc Claims relate solely to principal and interest due and owing under their Investors’ Subordinated Unsecured Notes as of the Petition Date.   Marc did not assert any Subordinated Note § 510(b) Claims or any other Claims (including for fraud) against the Debtor.  Because Marc was timely served with the notice of the Bar Date, the assertion of such Claims against the Debtor are time barred.  Accordingly, pursuant to section 4.9 of the Plan, the Equity Promissory Note shall not be reduced.

J.          Treatment of DIP Factor and Prepetition Factor Claims.
On the Effective Date, pursuant to sections 2.4 and 4.2 of the Plan and in complete settlement, satisfaction, and discharge of the Prepetition Factor Secured Claims (other than on account of the Prepetition Factor Term Loan) and the DIP Factor Secured Claims, the Reorganized Debtor and the DIP Factor shall enter into a master purchase and sale agreement on substantially similar terms as the DIP Factor Agreement and the Prepetition Factor Agreement in an amount representing no less than the amount outstanding, if any, under the Prepetition Factor Agreement  and the DIP Factor Agreement.  The terms of such agreement shall be in form and substance substantially similar to the DIP Factor Agreement and the Prepetition Factor Agreement and  acceptable to the Debtor (or the Reorganized Debtor, as applicable), DIP Factor, and Holdings.   Further, on the Effective Date, pursuant to section 4.2 of the Plan and section 1124(2) of the Bankruptcy Code, and in complete settlement, satisfaction, and discharge of the Prepetition Factor Secured Claims on account of the Prepetition Factor Term Loan, the Reorganized Debtor shall assume all obligations under the Prepetition Factor Term Loan and succeed to all rights and privileges thereunder.  The Committee has waived the remaining time period for filing a challenge to the secured lien status of DIP Factor as provided in paragraph 14 of the Final Order (I) Authorizing the Debtor to Sell Accounts receivable Under a Post-Petition Accounts Receivable Factor Program With Accord Financial, Inc.; (II) Granting Liens and Providing Super priority Administrative Expense Status; (III) Granting Adequate Protection and Related Relief.
K.          Bankruptcy Rule 3016.
The Plan is dated and identifies the entity submitting it, thereby satisfying Bankruptcy Rule 3016(a).  The filing of the Disclosure Statement with the Clerk of the Court satisfies Bankruptcy Rule 3016(b).

L.          Burden of Proof.
  The Debtor, as proponent of the Plan, has met its burden of proving the elements of sections 1129(a) and (b) of the Bankruptcy Code by a preponderance of the evidence.
M.         Compliance with the Requirements of Bankruptcy Code Section 1129(a)(1).
As set forth below, the Plan complies with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(1) of the Bankruptcy Code.
1.	Section 1122 and 1123(a)(1)—Proper Classification of Claims and Interests.
In addition to Administrative Claims, Professional Fee Claims, DIP Facility Secured Claims, DIP Factor Secured Claims, and Tax Claims, which need not be classified, the Plan designates ten Classes of Claims and three Classes of Interests. See Plan at Article III.  The Claims or Interests placed in each Class are substantially similar to other Claims or Interests, as the case may be, in such Class.  Valid business, factual, and legal reasons exist for separately classifying the various Classes of Claims and Interests created under the Plan, and such Classes do not unfairly discriminate among holders of Claims or Interests.  Thus, the Plan satisfies sections 1122 and 1123(a)(1) of the Bankruptcy Code.
2.	Section 1123(a)(2)—Specification of Unimpaired Classes.
Article III of the Plan specifies that each of Classes 1, 4, and 5 are Unimpaired under the Plan, thereby satisfying section 1123(a)(2) of the Bankruptcy Code.
3.	Section 1123(a)(3)—Specification of Treatment of Impaired Classes.
Article III of the Plan designates each of Classes 2, 3, 6, 7, 8, 9, 10, 11, 12, and 13 as Impaired and specifies the treatment of Claims and Interests in those Classes, thereby satisfying section 1123(a)(3) of the Bankruptcy Code.

4.	Section 1123(a)(4)—Equal Treatment within Classes.
Article III of the Plan provides for the same treatment by the Debtor for each Claim or Interest in a particular Class unless the holder of a particular Claim or Interest in such Class has agreed to a less favorable treatment of its Claim or Interest, thereby satisfying section 1123(a)(4) of the Bankruptcy Code.
5.	Section 1123(a)(5)—Implementation of Plan.
The Plan and the various documents and agreements set forth in the Plan Supplement provide adequate and proper means for implementation of the Plan, including among other things: (i) generally allowing for all corporate action necessary to effectuate the Plan, including appointment of the members of the new board of directors of the Reorganized Debtor, taking the Reorganized Debtor private, and making its securities exempt from registration under the Securities Act of 1933 or the Securities Exchange Act of 1934, (ii) the revesting of the Debtor’s assets in the Reorganized Debtor; (ii) the resolution of all outstanding Claims against and Interests in the Debtor; and (iii) the recapitalization and restructuring of the Debtor’s capital structure.   Moreover, the Plan Supplement contains operative documents that will govern the organization and operations of the Reorganized Debtor and its post-petition financing.  Therefore, the Plan satisfies section 1123(a)(5) of the Bankruptcy Code.
6.	Section 1123(a)(6)—Voting Power of Equity Securities.
The Reorganized Debtor shall be governed by the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws contained in the Plan Supplement.  These documents, among other things, contain appropriate provisions (i) governing the authorization of interests in the Reorganized Debtor, and (ii) prohibiting the issuance of nonvoting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code, subject to the terms of such documents.  Thus, the requirements of section 1123(a)(6) of the Bankruptcy Code are satisfied.

7.	Section 1123(a)(7)—Selection of Directors and Officers of the Reorganized Debtor.
The provisions of the Plan governing the initial directors and officers of the Reorganized Debtors are consistent with the interests of creditors and equity security holders and with public policy, thereby satisfying section 1123(a)(7) of the Bankruptcy Code.  Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtor has disclosed in the Plan Supplement and/or the Confirmation MOL the identity and affiliations of any person proposed to serve as an initial director or officer of the Reorganized Debtor and, to the extent such person is an insider of the Debtor, the nature of any compensation to be paid to such person.  Thus, the requirements of Bankruptcy Code section 1123(a)(7) are satisfied.

8.	Section 1123(b)—Permissive Provisions.
The other provisions of the Plan are appropriate and  consistent with the applicable provisions of the Bankruptcy Code and, thus, the Plan satisfies the requirements of section 1123(b) of the Bankruptcy Code.
9.	Section 1123(b)(3)--Releases, Exculpations and Injunctions.
Pursuant to section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019(a), the settlements, compromises, releases, discharges, exculpations, and injunctions set forth in the Plan and implemented by this Confirmation Order, are fair, equitable, reasonable, in good faith, and are in the best interests of the Debtor, the Reorganized Debtor, and the Debtor’s Estate and holders of Claims and Interests.  The limited releases of the non-Debtor parties under the Plan and related injunctions are fair to the holders of Claims and Interests and are necessary to the reorganization of the Debtor and the successful administration of its Estate.  The record of the Confirmation Hearing and the Reorganization Case is sufficient to support the releases, exculpations, and injunctions provided for in Article IX of the Plan.

N.          Section 1129 (a)(2)—Debtor’s Compliance with the Applicable Provisions of the Bankruptcy Code.
1.           The Debtor has complied with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(2) of the Bankruptcy Code.  Specifically, the Debtor (i)  is a proper debtor under section 109 of the Bankruptcy Code and proper proponent of the Plan under section 1121(a) of the Bankruptcy Code; (ii)  has complied with applicable provisions of the Bankruptcy Code, except as otherwise provided or permitted by orders of the Court; and (iii) has complied with the applicable provisions of the Bankruptcy Code, including sections 1125 and 1126(b), the Bankruptcy Rules, and the Disclosure Statement Order in transmitting the Solicitation Materials and in soliciting and tabulating votes on the Plan. [cite to AOS/COS]
O.          Section 1129(a)(3)—Plan Proposed in Good Faith.
The Debtor has proposed the Plan in good faith and not by any means forbidden by law.  No objections have been filed to the Plan on the grounds of lack of good faith.  Pursuant to Bankruptcy Rule 3020(b)(2), the Court may therefore determine that the Plan has been proposed in good faith and not by any means prohibited by law without receiving evidence on such issues.  In addition, the Debtor’s good faith is evidenced from the facts and record of the Reorganization Case, the Disclosure Statement, and the record of the Confirmation Hearing and other proceedings and hearings held in this case.  The Plan was proposed with the legitimate, good faith and honest purpose of allowing the Debtor to reorganize and emerge from bankruptcy with a capital structure that will allow it to satisfy its obligations with sufficient liquidity and capital resources. The Plan is indeed feasible.  Accordingly, the Plan satisfies section 1129(a)(3) of the Bankruptcy Code.
P.          Section 1129(a)(4)—Payments for Services or Costs and Expenses.
Any payment made or to be made by the Debtor for services or for costs and expenses in or in connection with the Reorganization Case, or in connection with the Plan and incident to the Reorganization Case, has been approved by, or is subject to the approval of, this Court as reasonable, thereby satisfying section 1129(a)(4) of the Bankruptcy Code.
Q.          Section 1129(a)(5)—Directors, Officers and Insiders.
The identity and affiliations of each of the persons proposed to serve as the initial directors or officers of the Reorganized Debtor were disclosed, and the appointment to such positions of such persons is consistent with the interests of creditors and equity security holders and with public policy.  Accordingly, the Debtor has complied with section 1129(a)(5) of the Bankruptcy Code.
R.          Section 1129(a)(6)—No Rate Changes.
The Plan does not contain any change in rates subject to governmental regulation.  Thus, section 1129(a)(6) of the Bankruptcy Code is not applicable in this Reorganization Case.
S.          Section 1129(a)(7)—Best Interests of Creditors Test.
The liquidation analysis contained in the Disclosure Statement and other evidence proffered or adduced at the Confirmation Hearing (i) are persuasive and credible, (ii) have not been successfully challenged or controverted by other evidence, and (iii) establish that each holder of a Claim or Interest in an Impaired Class either (x) has accepted the Plan or (y) will receive or retain under the Plan, on account of such Claim or Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount that it would have received if the Debtor was liquidated under chapter 7 of the Bankruptcy Code.  Thus, the Plan satisfies the “best interests of creditors test” and section 1129(a)(7) of the Bankruptcy Code.

T.          Section 1129(a)(8)—Acceptance or Rejection by Certain Classes.

1.           As set forth in the Voting Report, the percentages of holders of Claims and Interests in Classes entitled to vote on the Plan that voted to accept or reject the Plan are as follows:

Impaired Class of Claims	Percentage Accepting (Dollar Amount/ # of Shares)	Percentage Accepting (Number of Claims/Interests)	Percentage Rejecting (Dollar Amount/ # of Shares)	Percentage Rejecting (Number of Claims/Interests)
Class 2 Prepetition Factor Secured Claims	100%	100%	0%	0%
Class 3 Bunn-O-Matic Secured Claims	100%	100%	0%	0%
Class 6 General Unsecured Claims	100%	100%	0%	0%
Class 7 Senior Notes Claims	100%	100%	0%	0%
Class 8 Holdings Subordinated Notes Claims	100%	100%	0%	0%
Class 9 Investors’ Subordinated Notes Claims	100%	100%	0%	0%

2.           By the unanimous acceptance of the Plan by impaired classes entitled to vote on the Plan, section 1126(c) of the Bankruptcy Code has been satisfied.

3.           Holders of Other Priority Claims in Class 1, Other Secured Claims in Class 4, and Convenience Class Claims in Class 5 are Unimpaired and conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.
4.           Holders of Subordinated Notes § 510(b) Claims in Class 10, Old Preferred Stock in Class 11, Old Common Stock in Class 12, and Old Warrants and Options in Class 13  are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. The Plan, therefore, does not satisfy section 1129(a)(8) of the Bankruptcy Code.  Notwithstanding the lack of compliance with section 1129(a)(8) of the Bankruptcy Code with respect to Classes 10, 11, 12 and 13, the Plan is confirmable because it satisfies section 1129(b)(1) of the Bankruptcy Code with respect to such Classes, as set forth below.
U.          Section 1129(a)(9)—Treatment of Administrative Claims, Professional Fee Claims, Tax Claims, and Other Priority Claims.
The treatment of Administrative Claims, Professional Fee Claims, and Tax Claims pursuant to Article II of the Plan satisfies the requirements of sections 1129(a)(9)(A) and (B) of the Bankruptcy Code.  The treatment of Other Priority Claims pursuant to Article III of the Plan satisfies the requirements of section 1129(a)(9)(C) of the Bankruptcy Code.
V.          Section 1129(a)(10)--Acceptance of at Least One Impaired Class.
As set forth in the Voting Report, all impaired classes entitled to vote on the Plan have unanimously accepted the Plan.  Classes 2, 3, 6, and 9 accepted the Plan without the need to include any acceptance of the Plan by any insider.  Thus, the Plan satisfies section 1129(a)(10) of the Bankruptcy Code.

W.          Section 1129(a)(11)—Feasibility.
The information in the Disclosure Statement, Plan Supplement, and the Confirmation MOL and the evidence proffered or adduced at the Confirmation Hearing (i) is persuasive and credible, (ii) has not been controverted by other evidence, and (iii) establishes that the Plan is feasible and that based, in part, on the financial wherewithal of the Debtor and of  Holdings and its obligations under the Plan, there is a reasonable prospect of the Reorganized Debtor being able to meet its financial obligations under the Plan and operate its business in the ordinary course and that confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Reorganized Debtor, thereby satisfying the requirements of section 1129(a)(11) of the Bankruptcy Code.
X.          Section 1129(a)(12)—Payment of Certain Fees.
All fees payable under 28 U.S.C. § 1930 either have been paid or will be paid pursuant to Article XIV of the Plan.  Accordingly, the Plan satisfies section 1129(a)(12) of the Bankruptcy Code.
Y.          Non-applicability of Certain Sections 1129(a)(13), (14), (15), and (16).
The Debtor does not owe any retirement benefits or domestic support obligations, and is not an individual or nonprofit corporation.  Therefore,  sections 1129(a)(13), (14), (15), and (16)  of the Bankruptcy Code are inapplicable.

Z.          Section 1129(b)—Fair and Equitable; No Unfair Discrimination.
Holders in  Class 10 (Subordinated Notes § 510(b) Claims), Class 11 (Old Preferred Stock), Class 12 (Old Common Stock), and Class 13 (Old Warrants and Options)  are wholly-impaired under the Plan and conclusively deemed to have reject the Plan.  Notwithstanding the fact that not all Impaired Classes have voted to accept the Plan, the Plan may be confirmed pursuant to section 1129(b)(1) of the Bankruptcy Code for the following reasons:  First, all of the requirements of section 1129(a) of the Bankruptcy Code, other than section 1129(a)(8), have been met.  Second,  based on the evidence proffered, adduced, and presented by the Debtor in the Confirmation MOL, the Gartrell Declaration, and at the Confirmation Hearing, the Plan complies with sections 1129(b)(1) and (b)(2) in that it does not discriminate unfairly because no Class of a priority equal to the rejecting Classes will receive or retain any property.  Third, the Plan is fair and equitable as to holders in Class 10 (Subordinated Notes § 510(b) Claims), Class 11 (Old Preferred Stock), Class 12 (Old Common Stock), and Class 13 (Old Warrants and Options), which have been deemed to have rejected the Plan, because there is no Class of Claims or Interests junior in priority to Classes 10, 11, 12, and 13 that will receive or retain any property under the Plan on account of such Claims or Interests.  Thus, the Plan satisfies the requirements of section 1129(b) of the Bankruptcy Code and may be confirmed notwithstanding the acceptance or deemed acceptance of the Plan by fewer than all of the Classes.
AA.          Section 1129(c)—Only One Plan.
Other than the Plan (including previous versions thereof), no other plan has been filed in the Reorganization Case.  Accordingly, the requirements of 1129(c) of the Bankruptcy Code have been met.
BB.          Section 1129(d)—Principal Purpose.
The principal purpose of the Plan is neither the avoidance of taxes nor the avoidance of section 5 of the Securities Act, and no governmental unit has objected to confirmation of the Plan on any such grounds.  The Plan, therefore, satisfies the requirements of section 1129(d) of the Bankruptcy Code.

CC.          Section 1125(e)—Good Faith Solicitation.
Based on the record before the Court in this Reorganization Case, the Debtor,  the Released Parties, the Creditors’ Committee and its members, agents, attorneys, and financial advisors, have acted in “good faith” within the meaning of section 1125(e) of the Bankruptcy Code and in compliance with the applicable provisions of the Bankruptcy Code and Bankruptcy Rules in connection with all their respective activities relating to the Plan, including any action or inaction in connection with their participation in the activities described in section 1125 of the Bankruptcy Code, and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and exculpation provisions set forth in Article IX of the Plan.
DD.         Satisfaction of Confirmation Requirements.
Based upon the foregoing, the Plan satisfies the requirements for confirmation set forth in section 1129 of the Bankruptcy Code.

EE.          Retention of Jurisdiction.
This Court may properly, and upon the Effective Date shall, retain jurisdiction over all matters arising out of, and related to, the Reorganization Case and the Plan set forth in Article XIII of the Plan, to the fullest extent permitted by law.
ACCORDINGLY, BASED ON THE FOREGOING FINDINGS OF FACT, IT IS HEREBY ORDERED, ADJUDGED, DECREED AND DETERMINED THAT:
A.          Solicitation and Notice
Notice of the Confirmation Hearing, the Plan and the Plan Supplement, and the solicitation of votes on the Plan complied with the terms of the Disclosure Statement Order, the Solicitation Procedures, the Bankruptcy Code, and the Bankruptcy Rules, and was appropriate and satisfactory based on the circumstances of the Reorganization Case.

B.          Objections.
All objections, responses to, statements and comments in opposition to the Plan  not heretofore settled or withdrawn are overruled in their entirety.  In resolution of the informal response of Mitsui Foods, Inc., to the Assumption Notice, the Debtor is authorized to, and shall, pay the cure amount of $54,789.51 (less any payments made prior to the Effective Date of the Plan, the “Mitsui Cure Amount”) by paying $6,750.00 per week until the Mitsui Cure Amount is paid in full.
C.          Confirmation.
The Plan, the Plan Supplement and exhibits thereto, are approved in their entirety and confirmed under section 1129 of the Bankruptcy Code.  The terms of the Plan and Plan Supplement are incorporated by reference into and are an integral part of this Confirmation Order.
D.          Provisions of Plan and Order Nonseverable and Mutually Dependent.
The provisions of the Plan as confirmed by this Confirmation Order, including the findings of fact and conclusions of law set forth herein, are nonseverable and mutually dependent. The documents contained in the Plan Supplement and any amendments, modifications, and supplements thereto, and all documents and agreements introduced into evidence by the Debtor at the Confirmation Hearing (including all exhibits and attachments thereto and documents referred to therein), and the execution, delivery, and performance thereof by the Reorganized Debtor and the signatories thereto, are authorized and approved.  Without further order or authorization of this Court, the Debtor, Reorganized Debtor, and their successors are authorized and empowered to make all modifications to all documents included as part of the Plan Supplement.  To the extent documents contained in the Plan Supplement were negotiated among the Debtor, the Committee, and Holdings prior to the Confirmation Date, and the parties seek to modify such documents prior to the Effective Date, any modifications will be negotiated among the same parties in the same manner as prior to the Confirmation Date.  After the Effective Date, any modifications to documents contained in the Plan Supplement shall be accomplished in accordance with applicable law and/or the terms of such document.  Execution versions of the documents contained in or appended to the Plan and Plan Supplement shall constitute legal, valid, binding, and authorized obligations of the respective parties thereto, enforceable in accordance with their terms.

E.          Plan Classification Controlling.
The classification of Claims and Interests for purposes of the distributions to be made under the Plan shall be governed solely by the terms of the Plan.  The classifications and amounts of Claims, if any, set forth on the Ballots returned by the Debtor’s creditors in connection with voting on the Plan (i) were set forth on the Ballots solely for purposes of voting to accept or reject the Plan, (ii) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual amount or classification of such Claims under the Plan for distribution purposes and (iii) shall not be binding on the Debtor or the Reorganized Debtor except with respect to voting on the Plan.
F.          General Settlement of Claims and Interests.
Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019,  and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan constitute a good faith compromise and settlement of all Claims and Interests and controversies relating to the contractual and legal rights that a holder of a Claim may have with respect to such Claim or Interest or any distribution to be made on account of such Claim or Interest.  The entry of this Confirmation Order constitutes this Court’s approval of the compromise or settlement of all such Claims or Interests or controversies and this Court’s finding that such compromise or settlement is in the best interests of the Debtor, its Estate and holders of Claims and Interests, and is fair, equitable, and reasonable.

G.	Continued Existence and Vesting of Assets in Reorganized Debtor.
After the Effective Date, the Reorganized Debtor will continue to exist as a separate corporate entity, with all the powers of a corporation under the laws of the state of Delaware and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under applicable law.  Except as otherwise provided in the Plan or any agreement, instrument, or indenture relating thereto, on or after the Effective Date, all property of the Debtor’s Estate, and any property acquired by the Debtor or the Reorganized Debtor under the Plan, shall re-vest in the Reorganized Debtor, in accordance with section 1123(a)(5)(d) and section 1141(b) and (c) of the Bankruptcy Code, free and clear of all Claims, liens, encumbrances and Interests of any kind or nature at any time arising or created (whether in respect of any act, liability or obligation of the Debtor before the Effective Date, including, but not limited to, any options, pledges, security interests, equities, reservations, third party rights, voting trusts or similar arrangements).  On and after the Effective Date, the Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims or Interests, without supervision or approval by this Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and this Confirmation Order.  Without limiting the generality of the foregoing, all rights, privileges, entitlements, authorizations, grants, permits, licenses, easements, franchises, and other similar items which constitute part of, or are necessary or useful in the operation of, the property of the estates or the business of the Reorganized Debtor, shall be vested in the Reorganized Debtor on the Effective Date, and shall thereafter be exercisable and usable by the Reorganized Debtor to the same and fullest extent they would have been exercisable and usable by the Debtor before the Petition Date.

H.          New Organization Documents.
On or immediately prior to the Effective Date,  the Reorganized Debtor shall file the Amended and Restated Certificate of Incorporation, in the form contained in the Plan Supplement, with the Secretary of State of Delaware.  Pursuant to section 1123(a)(6) of the Bankruptcy Code, the Amended and Restated Certificate of Incorporation will prohibit the issuance of nonvoting equity securities to the extent required under section 1123(b)(6).  After the Effective Date, the Reorganized Debtor may amend and restate the Amended and Restated Certificate of Incorporation and other constituent documents as permitted by the laws of the state of Delaware.  On the Effective Date, pursuant to 8 Del. C. § 303, the Amended and Restated Bylaws, in the form contained in the Plan Supplement, shall be deemed approved and adopted, without the need for any further corporate action.
I.          Directors and Officers of the Reorganized Debtor.
As of the Effective Date, the term of the current members of the board of directors of the Debtor shall expire, and the new Board of Directors (“New Board”) shall be appointed in accordance with the Amended and Restated Bylaws.  Stanley L. Greanias, Gary Lillian, Richard A. Gartrell, Stephen F. Corey and William E. Marshall, the Debtors’ existing officers, shall continue in their capacities as officers of the Reorganized Debtor on and after the Effective Date pursuant to the terms of the respective prepetition employment agreements.  The New Board shall consist of members that were disclosed on Schedule 1 of the Plan Supplement [Docket No. 216].  Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtor disclosed in advance of the Confirmation Hearing the identity and affiliations of any Person proposed to serve on the initial board of directors or be an officer of the Reorganized Debtor.  To the extent any such director or officer of the Reorganized Debtor is an “insider” under the Bankruptcy Code, the nature of any compensation to be paid to such director or officer also was disclosed.  Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the Amended and Restated Bylaws and other constituent documents of the Reorganized Debtor.

J.          Exit Financing.
On the Effective Date,  in accordance with the provisions of Article V of the Plan, the Reorganized Debtor shall (i) issue and deliver to Holdings the New Senior Exit Facility Notes, and (ii) execute and deliver to Holdings the Exit Financing Agreement, in the form contained in the Plan Supplement, and related security agreements and other documents.   The Exit Financing Lender shall provide the Reorganized Debtor with Exit Financing in an amount up to  $3,130,000 to provide (i) post-emergence working capital of at least $500,000, and (ii) funds sufficient to pay all Administrative and Priority Expenses and other obligations under the Plan that are payable on the Effective Date and, if necessary, make the payments required under the Plan.   In addition, on the Effective Date and in accordance with Article II of the Plan and Paragraph L above, the Reorganized Debtor shall enter into a Master Purchase Sale Agreement with the DIP Factor.

K.	Equity Promissory Notes.
Pursuant to Article V of the Plan, the Reorganized Debtor is authorized to issue Equity Promissory Notes, in the form contained in the Plan Supplement, to holders of Allowed Investors’ Subordinated Notes Claims in the aggregate principal amount of $800,000.  Marc is barred, enjoined and estopped from amending its proofs of claim (or filing new proofs of claim) to assert or allege Claims, in any amount, for something other than principal and interest due under its Investors’ Subordinated Unsecured Notes as of the Petition Date.

L.          GUC Promissory Notes.
On the Effective Date, Reorganized Debtor shall issue, in accordance with the provisions of Article V of the Plan, the GUC Promissory Notes in the form contained in the Plan Supplement.
M.          Cancellation of Equity Interests.
On the Effective Date, all equity interests in the Debtor, including without limitations, Old Common Stock, Old Preferred Stock, Old Warrants and Options, unissued Series A preferred stock, rights under The Javo Beverage Company, Inc. Shareholder Rights Plan dated July 1, 2002, any and all interests related to the Javo Beverage Company, Inc. 2007 Stock Option and Incentive Plan including all awards granted pursuant thereto, and interest in or related to those certain Series A, Series B, and Conversion Warrants to Purchase Common Stock issued to Cowen and Company, LLC each dated December 15, 2006,  are automatically cancelled and extinguished.
N.          Issuance of New Common Stock.
The Reorganized Debtor is hereby authorized and empowered, without the need for any further corporate action, to take such actions and to perform such acts as may be necessary, desirable, or appropriate to issue the New Common Stock in accordance with the Plan.  On the Effective Date, Reorganized Debtor shall issue, in accordance with the provisions of Article V of the Plan, the New Common Stock, and shall execute and deliver the Shareholders Agreement in the form contained in the Plan Supplement.  Whenever any distribution of a New Common Stock would otherwise provide for distribution of a fractional share of New Common Stock to a Claim holder, the actual New Common Stock issued shall reflect a rounding of such fraction to the nearest whole share (up or down).  Upon the Effective Date, the Reorganized Debtor shall be governed by the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws, which each shall be in full force and effect.

O.          The Shareholders Agreement.
All persons receiving New Common Stock or any other option to acquire New Common Stock (including persons granted options pursuant to the Management Incentive Plan) shall be deemed to be parties to the Shareholders Agreement, whether or not such persons actually execute a counterpart to the Shareholders Agreement, and all New Common Stock, and any other option to acquire New Common Stock shall be subject to the Shareholders Agreement.  The Shareholders Agreement shall be in the form contained in the Plan Supplement.
P.          Privatization of Reorganized Debtor.
Upon the occurrence of the Effective Date, the Reorganized Debtor shall be a private company not subject to the reporting requirements of the Security Act, the Exchange Act, or other applicable federal or state law without any further action by the Debtor or Reorganized Debtor.  The Debtor and the Reorganized Debtor shall not be required to file any reports or to take any other action that the Debtor may have been otherwise required to file or take prior to the Effective Date under the Security Act, the Exchange Act, or other applicable federal or state law.  The Reorganized Debtor may, but is not required to, take any steps necessary to convert to and maintain itself as a privately held company not subject to the reporting requirements of the Exchange Act or other applicable federal or state law, including but not limited to, filing the appropriate forms with the Securities and Exchange Commission and the Financial Industry Regulatory Authority and otherwise to ensure that the Reorganized Debtor will not be subject to the reporting requirements under the Exchange Act or other applicable federal or state law.

Q.          Professional Services Agreement.
On the Effective Date, the Reorganized Debtor shall enter into the Professional Services Agreement with Holdings, in substantially the same form which is contained in the Plan Supplement.
R.          Section 1145.
This Confirmation Order shall constitute a determination, in accordance with section 1145 of the  Bankruptcy Code, that (except with respect to an entity that is an underwriter as defined in Bankruptcy Code section 1145(b), as set forth below) section 5 of the 1933 Act and any state or local law requiring registration for the offer or sale of a security or registration or licensing of an issuer of, underwriter of, broker or dealer in, a security do not apply to the offer, sale, or issuance of any securities under the Plan (including the shares of New Common Stock, the Equity Promissory Notes, GUC Promissory Notes, and the New Senior Exit Facility Notes).
Certificates evidencing shares of New Common Stock that are received by holders of ten percent or more of the outstanding New Common Stock calculated on a fully diluted basis or by holders that are otherwise underwriters as defined in Bankruptcy Code section 1145(b) with respect to the securities shall bear a legend substantially in the form set forth in Section 6.9 of the Plan.

S.          Exemption from Certain Transfer Taxes.
Pursuant to section 1146(a) of the Bankruptcy Code, the issuance, transfer, or exchange of notes or issuance of debt or equity securities under the Plan, the creation of any mortgage, deed of trust, or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan shall not be subject to any stamp, real estate transfer, mortgage recording, sales, or other similar tax, irrespective of whether the underlying property is owned by the Debtor or a third party.  All transactions specifically provided for by the Plan, or consummated by the Debtor and approved by the Bankruptcy Court, including, without limitation: (i) the assumptions and assignments by the Debtor of executory contracts and unexpired leases of non-residential real property pursuant to section 365(a) of the Bankruptcy Code; and (ii) settlements pursuant to Bankruptcy Rule 9019(a), shall be deemed to have been made under, in furtherance of, or in connection with the Plan and, therefore, shall not be subject to any stamp, real estate transfer, mortgage recording, sales, or other similar tax.  This Court retains jurisdiction to enforce the foregoing authorization.
T.          Authorization to Take Acts Necessary to Implement Plan.
Pursuant to section 1142(b) of the Bankruptcy Code and 8 Del. C. § 303, the Debtor and the Reorganized Debtor are hereby authorized and empowered to take such actions and to perform such acts as may be necessary, desirable, or appropriate to comply with or implement the Plan and any matters under the Plan, and all documents, instruments, and agreements related thereto, including but not limited to those contained in the Plan Supplement, and all annexes, exhibits, and schedules appended thereto, and the obligations thereunder shall constitute legal, valid, binding, and authorized obligations of each of the respective parties thereto, enforceable in accordance with their terms without the need for any shareholders’ or board of directors’ approval.  The Debtor and the Reorganized Debtor are hereby authorized and empowered to take such actions, to perform all acts, to make, execute, file, and deliver all instruments and documents, and to pay all fees and expenses as set forth in the documents relating to the Plan, including but not limited to those contained in the Plan Supplement, and that may be required or necessary for its performance thereunder without the need for any shareholders’ or board of directors’ approval.  On the Effective Date, the appropriate directors, officers or representatives of the Reorganized Debtor are authorized and empowered to issue, execute, file, and deliver the agreements, documents, securities, and instruments contemplated by or necessary to effectuate the Plan, including, but not limited to, those contained in the Plan Supplement, in the name of and on behalf of the Reorganized Debtor.  The Debtor and the Reorganized Debtor and the officers and directors thereof are authorized to take any such actions without further corporate action or action of the directors or shareholders of the Debtor and the Reorganized Debtor.
U.          Discharge.
Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan,  the distributions, rights and treatment provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of all Claims and Interests of any nature whatsoever  against the Debtor and any of the Estate’s property, whether such Claims or Interests arose before or during the Bankruptcy Case or in connection with implementation of the Plan, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and Interests in, the Debtor or its assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and causes of action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, whether or not: (i) a Proof of Claim or Interest based upon such debt, right, or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (ii) a Claim or Interest based upon such Claim, debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (iii) the holder of such a Claim or Interest has accepted the Plan.  Any default by the Debtor  with respect to any Claim or Interest that existed immediately prior to or on account of the filing of the Reorganization Case shall be deemed cured on the Effective Date.  Pursuant to Bankruptcy Code section 524, the discharge granted under this section shall void any judgment against the Debtor at any time obtained (to the extent it relates to a discharged Claim or Interest), and operate as an injunction against the prosecution of any action against the Reorganized Debtor or the Estate’s property (to the extent it relates to a discharged Claim or Interest).  The Confirmation Order shall be a final judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.

V.           Binding Effect.
Pursuant to section 1141 of the Bankruptcy Code, except as otherwise expressly provided in the Plan, on and after the Effective Date, the terms of the Plan, the documents and agreements contained in the Plan Supplement and all exhibits thereto shall be immediately effective and enforceable and deemed binding upon all holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the plan, each Entity acquiring property under the Plan, any and all non-Debtor parties to Executory Contracts and unexpired Leases with the Debtor, and all such Entities’ respective successors and assigns.
This Confirmation Order shall be binding in all respects upon the Debtor, its Estate, the Reorganized Debtor, all creditors of (whether known or unknown) of the Debtor, all holders of any Claim against or Interest in the Debtor, all holders of liens against or on all or any portion of the Debtor’s Estate or assets, all governmental units (as defined in the Bankruptcy Code) in jurisdictions where the Debtor is located or operates, and all non-Debtor counterparties to any Executory Contracts and Unexpired Leases.  This Confirmation Order shall inure to the benefit of the Debtor, its Estates, its creditors, the Reorganized Debtor, and their respective successors and assigns.  All persons and entities are hereby forever prohibited and enjoined from taking any action that would adversely affect or interfere with the ability of the Debtor or Reorganized Debtor to consummate the transactions contemplated by the Plan in accordance with the terms of the Plan and this Confirmation Order.

W.          Releases, Injunction, Exculpation and Related Provisions Under the Plan.
1.	Releases.
Except as otherwise expressly provided in the Plan, this Confirmation Order, or a separate order of this Court, the release provisions set forth in Article IX of the Plan are approved.  The release provisions set forth in Article IX of the Plan and which are hereby approved and so-ordered are as follow:

9.6           Debtor Release.  Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, for good and valuable consideration, on and after the Effective Date, the Released Parties are deemed released and discharged by the Debtor, the Reorganized Debtor, and the estate from (and the Debtor shall be permanently enjoined from bringing) any and all Claims, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, including any derivative Claims asserted on behalf of the Debtor, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, existing or hereinafter arising, in law, equity, or otherwise, that the Debtor, the Reorganized Debtor, or the estate would have been legally entitled to assert in its own right or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtor, the Reorganization Case, the purchase, sale, or rescission of the purchase or sale of any Security of the Debtor or the Reorganized Debtor, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between the Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Reorganization Case, the negotiation, formulation, or preparation of the Plan and the Disclosure Statement, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes willful misconduct or gross negligence.

9.7           Releases by Holders of Claims.  Except as otherwise provided in the Plan, for good and valuable consideration, on and after the Effective Date, each holder of a Claim related to or against the Debtor (whether or not Allowed), and each Person or Entity, participating in exchanges and distributions under or pursuant to the Plan, for itself and its respective successors, assigns, transferees, current and former officers, directors, agents and employees, in each case in their capacity as such shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged the Debtor and the Released Parties from any and all Claims, Interests, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, including any derivative Claims asserted on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, existing or hereafter arising, in law, equity, or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtor, the Debtor’s recapitalization, the Reorganization Case, the purchase, sale, or rescission of the purchase or sale of any security of the Debtor, the subject matter of, or the transactions or events giving rise to any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Reorganization Case, the negotiation, formulation, or preparation of the Plan and the Disclosure Statement or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than Claims or liabilities arising out of or relating to any act or omission of a Debtor or a Released Party that constitutes willful misconduct or gross negligence; provided that the release pursuant to this section shall not apply to the holder of a Claim who opts out of this release pursuant to the terms set forth in the Ballots and the Disclosure Statement Approval Order; provided, however, that in the event any holder of an Investor Subordinated Notes Claim elects the Note Cash Payment, such holder shall be deemed to have granted a release to the Released Parties in accordance with this section and regardless of whether or not it elects to opt out of this release pursuant to its Ballot.

Notwithstanding anything to the contrary in the foregoing paragraph, the release herein does not release any post-Effective Date obligations of any party under the Plan or any document, instrument, or agreement executed to implement the Plan.

2.           Re-Vesting of All Causes of Action.
Notwithstanding anything to the contrary in the Plan, all causes of action, along with all proceeds thereof, shall re-vest in the Reorganized Debtor upon the Effective Date.  The Reorganized Debtor shall retain the right to utilize any cause of action against any claimholder as a setoff against such claimholder’s Claim or Claims.
3.	Exculpation.
Except as otherwise expressly provided in the Plan, this Confirmation Order or a separate order of this Court, the exculpation provision set forth in Section IX of the Plan, as amended herein, is approved and shall be effective as of the Effective Date.  The exculpation provision set forth in Section X.I of the Plan, as amended herein, which is hereby approved and so-ordered, is as follows:

9.8           Exculpation.  Except as otherwise specifically provided in this Plan, the Debtor, the Reorganized Debtor, the Released Parties, the Creditors’ Committee, its members, agents, attorneys, and financial advisors, shall not have or incur any claim, obligation, cause of action or liability to one another or to or from any holders of Claims or Interests, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys or Affiliates, or any of their successors or assigns, for any post-petition act or omission in connection with, relating to, or arising out of the Bankruptcy Case, negotiation and filing of the Plan, filing the Bankruptcy Case, the pursuit of Confirmation of the Plan, the Plan Commitment Letter, the consummation of the Plan and the execution of all documents and issuance of all securities thereunder, the administration of the Plan or the property to be liquidated and/or distributed under the Plan, except for their willful misconduct, gross negligence, or fraud as determined by a Final Order of a court of competent jurisdiction, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

4.	Injunction.
Except as otherwise expressly provided in the Plan or for obligations issued or continued pursuant to the Plan, all Entities who have held, hold, or may hold Claims or Interests in or against the Debtor are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtor, the Reorganized Debtor, or the Released Parties: (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (c) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property or estate on account of or in connection with or with respect to any such Claims or Interests unless such holder has Filed a motion requesting the right to perform such setoff on or before the Confirmation Date, and notwithstanding an indication in a Proof of Claim or Interest or otherwise that such holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 of the Bankruptcy Code or otherwise; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.
X.           Continuation of Automatic Stay.
Except as otherwise expressly provided in the Plan, this Confirmation Order, or a separate order of this Court, all injunctions or stays provided for in the Reorganization Case under sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the occurrence of the Effective Date.
Y.           Provisions Regarding Distributions.
The provisions contained in Articles V and X of the Plan, including without limitation, the provisions governing distributions, are found to be reasonable and are hereby approved.
Z.           No Distributions to Classes 10, 11, 12, and 13.
Pursuant to Article III of the Plan, holders of Claims in Class 10 (Subordinated Notes § 510(b) Claims), Class 11 (Old Preferred Stock), Class 12 (Old Common Stock), and Class 13 (Old Warrants and Options) shall not receive or retain any property or distributions on account of such Claims or Interests under the Plan.
AA.        Setoffs and Recoupments.
Except as otherwise provided by the terms of the Plan or this Confirmation Order, the Reorganized Debtor may, but shall not be required to, set off against any Claim and the payments or other distributions to be made under this Plan on account of the Claim, claims of any nature whatsoever that the Debtor and the Reorganized Debtor may have against the holder thereof, provided, that any such right of setoff that is exercised shall be allocated, first, to the principal amount of the related Claim, and thereafter to any interest portion thereof, but neither the failure to do so nor the allowance of any Claim under the Plan shall constitute a waiver or release by the Debtor or the Reorganized Debtor of any such claim that the Debtor or the Reorganized Debtor may have against such holder.

BB.         Procedures for Resolving Disputed Claims and Unresolved Claims.
The provisions contained in Articles V and X of the Plan, including without limitation, the provisions governing the procedures for resolving disputed Claims, unliquidated Claims, and dispute resolution procedures, are found to be reasonable and are hereby approved.
CC.          Allowance of Certain Claims.
Senior Notes Claims shall be Allowed in an aggregate principal amount equal to $5,200,000, plus accrued but unpaid interest up to the Petition Date in the amount of $641,755 plus all accrued but unpaid interest after the Petition Date through the Effective Date. Subordinated Notes Claims shall be Allowed in an aggregate principal amount equal to $22,500,000, plus accrued unpaid interest up to the Petition  Date in the amount $671,095.
DD.         Professional Fees and Other Administrative Claims.
All applications for final compensation of professional persons (including counsel and professionals for the Debtors and the Creditors’ Committee but excluding counsel for Holdings and DIP Factor) for services rendered and reimbursement of expenses incurred on or before the Effective Date must be filed no later than forty-five (45) days after the Effective Date.  Substantial contribution requests, if any, under section 503(b) of the Bankruptcy Code shall also be filed no later than forty-five (45) days after the Effective Date.  Objections, if any, to final fee applications and section 503(b) requests must be filed and served on Reorganized Debtor, Holdings, the Creditors’ Committee, the requesting professional and the Office of the United States Trustee no later than twenty (20) days from the date on which each such final fee application is served and filed.  After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Court, the allowed amounts of such Professional Fee Claims shall be determined by the Court.  The Reorganized Debtor shall be responsible for payment of any Final Fee Applications approved by the Court after application of any retainers held by such Professional.
All requests for payment of administrative costs and expenses incurred on or before the Effective Date under Section 507(a)(1) or 507(b) of the Bankruptcy Code or the terms hereof (except only for Post-petition Trade Claims incurred in the ordinary course of business and claims under 28 U.S.C. § 1930) shall be filed no later than forty-five (45) days after the Effective Date.  The Debtor shall provide notice of such deadline in the notice of entry of the Confirmation Order.
EE.          Executory Contracts and Unexpired Leases.
On the Effective Date, and to the extent permitted by applicable law all Executory Contracts and Unexpired Leases of the Debtor shall be assumed in accordance with the provisions of sections 365 and 1123 of the Bankruptcy Code, excluding (a) any and all Executory Contracts or Unexpired Leases which are the subject of separate motions for approval to reject filed pursuant to section 365 of the Bankruptcy Code by the Debtor prior to the commencement of the hearing on confirmation of the Plan, (b) such contracts or leases as are listed on any “Schedule of Rejected Executory Contracts and Unexpired Leases” filed by the Debtor on or before occurrence of the Confirmation Date (including any such schedule included in the Plan Supplement), and (c) any and all Executory Contracts or Unexpired Leases rejected prior to entry of the Confirmation Order.

Each party that is a party to an Executory Contract or Unexpired Lease that is rejected as of the Effective Date pursuant to the Plan and this Confirmation Order will be entitled to file, not later than thirty (30) days following the Effective Date, a proof of Claim for damages alleged to have been suffered due to such rejection; provided, however, that the opportunity to file a proof of Claim related to rejection of an Executory Contract or Unexpired Lease pursuant to the Plan and the Confirmation Order shall not extend the time for any party to assert or attempt to assert a Claim on account of an Executory Contract or Unexpired Lease that was previously rejected by the Debtor for which a different Bar Date or another filing deadline applies.  Any party that has a Claim for damages as a result of the rejection of an Executory Contract or Unexpired Lease pursuant to the Plan and this Confirmation Order and that does not file a proof of Claim in accordance with the terms and provisions of the Plan will be forever barred from asserting that Claim against, and such Claim shall be unenforceable against, the Debtor, its Estate, the Reorganized Debtor, or their respective property or Affiliates.
To the extent the Court has not determined by the Effective Date the amount of any Cure Amount that is subject to a pending objection, the Executory Contract or Unexpired Lease related to such Cure Amount shall, at the option of the Reorganized Debtor, be deemed assumed by the Reorganized Debtor effective on the Effective Date; provided, however, the Reorganized Debtor may revoke an assumption of any Executory Contract or Unexpired Lease within ten (10) days after entry of an order by this Court adjudicating the objection to the Cure Amount related to such Executory Contract and Unexpired Lease by filing a notice of such revocation with the Court and serving a copy on the party(ies) whose Executory Contract or Unexpired Lease is rejected.  Any Executory Contract or Unexpired Lease identified in such revocation notice shall be deemed rejected retroactively on the Effective Date.  Any party whose Executory Contract is rejected pursuant to a revocation notice may file a claim arising out of such rejection within thirty (30) days after such revocation notice is filed with the Court, and any such rejection claim not filed by that deadline shall be discharged and forever barred.  The Reorganized Debtor shall have the right to object to any such rejection claim.

Except as otherwise provided in this Confirmation Order, the terms of Article XI of the Plan, including, without limitation, the provisions regarding the assumption and rejection of the Executory Contracts and Unexpired Leases are hereby approved and found to be reasonable.
FF.          Rejection of Certain Indemnification Agreements
Pursuant to Section 11.1 of the Plan, the indemnification agreements (the “Indemnification Agreements”) listed on the Notice of Filing of Supplemental Schedule of Rejected Executory Contracts and Unexpired Leases (D.I. 241, filed 4/28/11) are rejected as of the Effective Date.  Notwithstanding the rejection of the Indemnification Agreements, current and former directors’ and officers’ rights, if any, under current or former bylaws, certificates of incorporation, 8 Del. C. § 145, and any applicable insurance policies, are not affected.  Each current director or officer of the Debtor shall have a contingent general unsecured claim arising from the rejection of the Indemnification Agreement and, to the extent applicable, under current or former bylaws, certificates of incorporation, 8 Del. C. § 145,  and any other agreements (except indemnity obligations arising under employment agreements that have been assumed by the Debtor), and each such claim shall be estimated for purposes of allowance at $0 pursuant to section 502(c) of the Bankruptcy Code, provided, however, that the amount or allowance of such claim may be reconsidered pursuant to section 9.5 of the Plan, or, in the event that the Reorganized Debtor and the claimant cannot agree on the amount or allowance of such claim, the claimant shall have the right to seek reconsideration of the amount or allowance of such claim pursuant to section 502(j) of the Bankruptcy Code.

GG.         Cancellation of Existing Securities and Agreements.
On the Effective Date, the DIP Factor Agreement, the Prepetition Factor Agreement, the DIP Lender Note, the Senior Unsecured Notes, the Subordinated Unsecured Notes, Old Preferred Stock, Old Common Stock, and Old Warrants and Options, and all documentation related thereto shall be deemed automatically canceled and surrendered, shall be of no further force, whether actually surrendered for cancellation or otherwise, and the obligations of the Debtor and the Reorganized Debtor, if any, thereunder or in any way related thereto shall be deemed satisfied in full, released and discharged.
HH.         Execution by Third Parties
Each and every federal, state, and local governmental agency or department is hereby directed to accept, and lessors and holders of liens are directed to execute, any and all documents and instruments necessary and appropriate to consummate the transactions contemplated by the Plan including, without limitation, documents and instruments for recording in county and state offices where any agreement, document, or instrument may be filed in order to effectuate the Plan.
II.           Governmental Approvals Not Required.
Except as otherwise provided in this Confirmation Order, this Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules, or regulations of any State or any other governmental authority with respect to the implementation or consummation of the Plan and any documents, instruments, or agreements, and any amendments or modifications thereto, and any other acts referred to in or contemplated by the Plan, the Disclosure Statement, the Plan Supplement, and any documents, instruments, or agreements contained therein, and any amendments or modifications of any of the foregoing.

JJ.           Modifications to Plan.
The Plan may be amended, modified, or supplemented by the Debtor, subject to consent of Holdings, in the manner provided for by section 1127(b) of the Bankruptcy Code or as otherwise permitted by law without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as this Court may otherwise direct.  Prior to the Effective Date and subject to the consent of Holdings and DIP Factor (to the extent modifications affect the DIP Factor), the Debtor may make appropriate technical adjustments and modifications to the Plan, without the approval of the Bankruptcy Court, provided that such technical adjustments and modifications do not adversely affect in a material way the treatment of holders of Claims or Interests and as long as the modification does not cause the Plan to fail the requirements of sections 1122 and 1123 of the Bankruptcy Code.   After the Effective Date, if a modification immaterially affects the treatment of holders of Claims or Interests, the Debtor may modify the Plan with the consent of Holdings, with the approval of the Court, and without notice to holders of Claims and Interests.  If an action materially and adversely affects the treatment of holders of Claims or Interests under the Plan, the Debtor may institute proceedings in the Bankruptcy Court to make such alteration, provided that such alteration or modification is made in accordance with section 1127 of the Bankruptcy Code.
KK.         Notice of Entry of the Confirmation Order and the Effective Date.
Within 10 days after the occurrence of the Effective Date, the Reorganized Debtor shall file notice of the entry of the Confirmation Order and the Effective Date with this Court and shall serve or cause to be served a notice substantially in the form annexed hereto as Exhibit B (the “Effective Date Notice”) upon all parties that received notice of the Confirmation Hearing.  The form of Effective Date Notice is hereby approved.  Service of the Effective Date Notice as provided herein shall be good and sufficient notice of the entry of the Confirmation Order and the occurrence of the Effective Date under the Bankruptcy Rules, including Bankruptcy Rule 3020(c)(2).

LL.          References to Plan Provisions.
The failure specifically to include or reference any particular provision of the Plan in this Confirmation Order shall not diminish or impair the effectiveness of such provision, it being the intent of this Court that the Plan be confirmed in its entirety.
MM.       Confirmation Order Controlling.
If there is any direct conflict between the Plan and this Confirmation Order, the terms of this Confirmation Order shall control.
NN.         Applicable Non-Bankruptcy Law.
Pursuant to sections 1123(a) and 1142(a) of the Bankruptcy Code, the provisions of this Confirmation Order, the Plan, and the Plan Supplement Documents or any amendments or modifications thereto shall apply and be enforceable notwithstanding any otherwise applicable non-bankruptcy law.
OO.         Immediate Effectiveness of Order.
Notwithstanding Bankruptcy Rule 3020(e) or any other Bankruptcy Rule staying the effectiveness of a confirmation order, this Confirmation Order is effective immediately.
PP.          Appeal of Order.
The reversal or modification of this Confirmation Order does not affect the validity of the transactions contemplated under the Plan with respect to a person or entity that purchased, acquired, or received property or an interest in property in good faith, whether or not such entity knew of the pendency of the appeal, unless such authorization and the transactions contemplated under the Plan are stayed pending appeal.

QQ.        Substantial Consummation.
Substantial consummation of the Plan under sections 1101 and 1127(b) of the Bankruptcy Code shall be deemed to occur on the Effective Date.
RR.          The Record.
The record of the Confirmation Hearing was closed on the record on April 28, 2011.
SS.          Subsequent Orders.
Nothing contained in any order of any type or kind entered in (i) this Reorganization Case or (ii) any related proceeding subsequent to entry of this Confirmation Order, shall conflict with or derogate from terms of this Confirmation Order.
TT.          Immediate Authorization of Transactions Contemplated by Plan.
Notwithstanding any stay set forth in Bankruptcy Rules 3020(e), 6004(h), 6006(d), 7062, and 9014 or otherwise in the Bankruptcy Code or Bankruptcy Rules, this Confirmation Order shall be effective immediately upon entry and the Debtor is authorized to close the transactions contemplated by the Plan immediately upon the Effective Date.
UU.         Bulk Sale Laws.
No bulk sales law or any similar law of any state or other jurisdiction applies in any way to Confirmation of the Plan.
VV.          No Brokers.
There are no brokers involved in consummating the Plan and no brokers’ commissions are due.

WW.       Payment of Statutory Fees and Filing of Reports.
All fees payable through the Effective Date pursuant to 28 U.S.C. § 1930 shall be paid on the Effective Date.  The Debtor and Reorganized Debtor, as applicable, shall pay quarterly fees to the U.S. Trustee until the Bankruptcy Cases are closed or converted and/or the entry of a final decree.  In addition, the Debtor and Reorganized Debtor, as applicable, shall file post-confirmation reports until the Reorganization Case is closes, as well as, any pre-confirmation monthly operating reports not filed as of the Confirmation Hearing in conformance with the U.S. Trustee guidelines.  The U.S. Trustee shall not be required to file a request for payment of its quarterly fees, which shall be deemed an Allowed Administrative Claim against the Debtor and its Estate.

Dated:           Wilmington, Delaware
           _____________, 2011
____________________________________
THE HONORABLE BRENDAN L. SHANNON
UNITED STATES BANKRUPTCY JUDGE

Exhibit A

Exhibit B

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re JAVO BEVERAGE COMPANY, INC.,1 Debtor.	) ) ) ) ) )	Chapter 11 Case No. 11-10212 (BLS) Re: Docket No. _____

NOTICE OF (I) CONFIRMATION OF FIRST AMENDED PLAN OF
REORGANIZATION OF JAVO BEVERAGE COMPANY, INC. (“PLAN”) (II)
EFFECTIVE DATE OF PLAN (III) CERTAIN DEADLINES WITH RESPECT TO PLAN

PLEASE TAKE NOTICE OF THE FOLLOWING:

Confirmation of the Plan

On April ___, 2011, the United States Bankruptcy Court for the District of Delaware (“Bankruptcy Court”), entered an order (D.I. ___) (the “Confirmation Order”) confirming the First Amended Plan of Reorganization of Javo Beverage Company, Inc. (as confirmed by the Confirmation Order, and as may be amended in accordance with the provisions thereof, the “Plan”),2 in the above-captioned chapter 11 case of Javo Beverage Company, Inc. (the “Debtor,” and after the Effective Date of the Plan, the “Reorganized Debtor”).

Occurrence of the Effective Date

On May ___, 2011, the Plan became effective (the “Effective Date”).

Rejection of Certain Agreements; Deadline to File Rejection Claims

Pursuant to section 11.1 of the Plan, all executory contracts and unexpired leases not expressly assumed by the Debtor are deemed rejected on the Effective Date of the Plan, including, but not limited to all, all executory contracts and unexpired leases listed on the Schedule of Rejected Executory Contracts and Unexpired Leases filed on April ___, 2011 (D.I. ___).

Pursuant to the Plan, any claim arising out of or related to the rejection of an executory contract or unexpired lease (a “Rejection Claim”) under the Plan shall be filed no later than 30 days after the Effective Date by sending an original, executed proof of claim form to Javo Beverage Co. Claims Processing Center, c/o Kurtzman Carson Consultants LLC, 2335 Alaska Ave., El Segundo, CA 90245.  Proof of claim forms may obtained by at the website http://www.kccllc.net/JavoBevCo.

 ____________
1	The last four digits of Debtor’s federal tax identification number are 4292. Debtor’s mailing address and corporate headquarters is 1311 Specialty Drive, Vista, California 92081.

2	Capitalized terms not defined herein are defined in the Plan.

Any holder of an Rejection Claim who does not timely file such Rejection Claim shall be forever barred from asserting such Rejection Claim against the Debtor, the Reorganized Debtor, any property of the Debtor or the Reorganized Debtor, or any distributions under the Plan.

Deadline for Filing of Professional Fee Claims

Pursuant to section 12.1 of the Plan, all applications for final compensation of professional persons for services rendered and reimbursement of expenses incurred on or before the Effective Date must be filed with the Bankruptcy Court no later than 45 days after the Effective Date.  Substantial contribution requests, if any, under section 503(b) of the Bankruptcy Code shall also be filed no later than 45 days after the Effective Date.  Objections, if any, to final fee applications and such requests must be filed and served on Reorganized Debtor, Holdings, the Creditors’ Committee, the requesting professional and the Office of the United States Trustee no later than twenty days from the date on which each such final fee application is served and filed.  After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Court, the allowed amounts of such professional's Administrative Claims shall be determined by the Court.

Deadline for Filing Administrative Claims

All requests for payment of administrative costs and expenses incurred on or before the Effective Date under Section 507(a)(1) or 507(b) of the Bankruptcy Code or the terms hereof (except only for Post-petition Trade Claims incurred in the ordinary course of business and claims under 28 U.S.C. § 1930) shall be filed with the Bankruptcy Court no later than 45 days after the Effective Date.

Any request for payment of an Administrative Claim which is not filed by the applicable deadline set forth above shall be barred.  Under no circumstance will the applicable deadlines set forth above be extended by order of the Court or otherwise.  Any holder of an Administrative Claim who is required to file a claim or request for payment of such Claim or expenses and who does not file such claim or request by the applicable bar date shall be forever barred from asserting such Claim or expense against the Debtor, the Reorganized Debtor, any property of the Debtor or the Reorganized Debtor, or any distributions under the Plan.

Releases, Injunctions and Discharge

The entry of the Confirmation Order and the occurrence of the Effective Date of the Plan gave rise to, among other things, certain injunctions, releases, and a discharge of claims against the Debtor.  The following descriptions of the injunctions, releases and discharge of claims are qualified in their entirety by the language of the Plan and Confirmation Order.

Discharge of All Claims and Interest.  Section 9.2 of the Plan provides that, pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan,  the distributions, rights and treatment provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of all Claims and Interests of any nature whatsoever  against the Debtor and any of the Estate's property, whether such Claims or Interests arose before or during the Bankruptcy Case or in connection with implementation of the Plan, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and Interests in, the Debtor or its assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and causes of action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, whether or not: (i) a Proof of Claim or Interest based upon such debt, right, or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (ii) a Claim or Interest based upon such Claim, debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (iii) the holder of such a Claim or Interest has accepted the Plan.  Any default by the Debtor  with respect to any Claim or Interest that existed immediately prior to or on account of the filing of the Reorganization Case shall be deemed cured on the Effective Date.  Pursuant to Bankruptcy Code section 524, the discharge granted under this section shall void any judgment against the Debtor at any time obtained (to the extent it relates to a discharged Claim or Interest), and operate as an injunction against the prosecution of any action against the Reorganized Debtor or the Estate's property (to the extent it relates to a discharged Claim or Interest).  The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.

Releases.  Section 9.7 of the Plan provides that, except as otherwise provided in the Plan, for good and valuable consideration, on and after the Effective Date, each holder of a Claim related to or against the Debtor (whether or not Allowed), and each Person or Entity participating in exchanges and distributions under or pursuant to the Plan, for itself and its respective successors, assigns, transferees, current and former officers, directors, agents and employees, in each case in their capacity as such shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged the Debtor and the Released Parties from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative Claims asserted on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, existing or hereafter arising, in law, equity, or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtor, the Debtor's recapitalization, the Reorganization Case, the purchase, sale, or rescission of the purchase or sale of any security of the Debtor, the subject matter of, or the transactions or events giving rise to any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Reorganization Case, the negotiation, formulation, or preparation of the Plan and the Disclosure Statement or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than Claims or liabilities arising out of or relating to any act or omission of a Debtor or a Released Party that constitutes willful misconduct or gross negligence; provided that the release pursuant to this section shall not apply to the holder of a Claim who opts out of this release pursuant to the terms set forth in the Ballots and the Disclosure Statement Approval Order; provided, however, that in the event any holder of an Investor Subordinated Notes Claim elects the Note Cash Payment, such holder shall be deemed to have granted a release to the Released Parties in accordance with this section and regardless of whether or not it elects to opt out of this release pursuant to its Ballot.

Injunction.  Section 9.9 of the Plan provides that, except as otherwise expressly provided in the Plan or for obligations issued or continued pursuant to the Plan, all Entities who have held, hold, or may hold Claims or Interests in or against the Debtor are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtor, the Reorganized Debtor, or the Released Parties: (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (c) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property or estate on account of or in connection with or with respect to any such Claims or Interests unless such holder has Filed a motion requesting the right to perform such setoff on or before the Confirmation Date, and notwithstanding an indication in a Proof of Claim or Interest or otherwise that such holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 of the Bankruptcy Code or otherwise; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.

Cancellation of Interests

On the Effective Date of the Plan, all existing equity interests in the Debtor, including, but not limited to, the Debtor’s Old Common Stock, Old Preferred Stock, and Old Warrants and Options, were cancelled and deemed surrendered.

Copies of the Plan and Related Documents

Copies of the Confirmation Order, the Plan, the Plan Supplement and the Disclosure Statement related to the Plan may be downloaded from the website maintained by Debtor’s claims, noticing and balloting agent, Kurtzman Carson Consultants, at the website http://www.kccllc.net/JavoBevCo.

THE PLAN AND ITS PROVISIONS ARE BINDING ON THE DEBTOR, THE REORGANIZED DEBTOR, ANY ENTITY ACQUIRING OR RECEIVING PROPERTY OR A DISTRIBUTION UNDER THE PLAN, AND ANY HOLDER OF A CLAIM (AS DEFINED IN THE PLAN) AGAINST OR INTEREST (AS DEFINED IN THE PLAN) IN THE DEBTOR, INCLUDING ALL GOVERNMENT ENTITIES, WHETHER OR NOT THE CLAIM OR INTEREST OF SUCH HOLDER IS IMPAIRED UNDER THE PLAN AND WHETHER OR NOT SUCH HOLDER VOTED TO ACCEPT THE PLAN.

Dated: April 28, 2011 Wilmington, Delaware
MORRIS, NICHOLS, ARSHT & TUNNELL LLP

/s/ Robert J. Dehney
Robert J. Dehney (DE Bar No. 3578)
Matthew B. Harvey (DE Bar No. 5186)
1201 N. Market Street
P.O. Box 1347
Wilmington, DE  19899-1347
Telephone:  (302) 658-9200

-and-

ALLEN MATKINS LECK GAMBLE
MALLORY & NATSIS LLP
Debra A. Riley (CA Bar No. 151925)
501 West Broadway, 15th Floor
San Diego, CA  92101-3541
Telephone:  619-233-1155

Counsel for the Debtor and Debtor in Possession